EXHIBIT 10.1

WRITTEN DESCRIPTION OF THE LOAN AGREEMENT

Between Synera Studio Inc and Zoran Bubanja

September 5, 2025

1. Loan Terms

1.1 Initial Loan:

Mr. Zoran Bubanja has loaned Synera Studio Inc Four Hundred Ninety-Nine Dollars ($499.00) as of June 30, 2025. These advances are recorded as “Loan from related party” on the Company’s balance sheet. The amounts are non-interest bearing, unsecured, and have no fixed terms of repayment, and are due and payable upon the Lender’s demand.

1.2 Additional Loans:

The Lender may, at his discretion, provide additional non-interest-bearing loans to cover future expenses such as offering costs, filing fees, and professional fees. The Lender is not obligated to provide any further loans beyond the initial amount and may choose to extend additional financing as he sees fit.

2. Repayment

2.1 Demand Repayment:

All amounts loaned by the Lender to the Borrower shall be due and payable in full at any time upon the Lender’s written demand. The loan has no stated maturity date and shall be classified as payable on demand for all legal and accounting purposes.

3. No Obligation

3.1 Lender’s Discretion:

The Lender is not obligated to provide any loans beyond the initial amount and may choose to extend additional loans as he sees fit.

4. Use of Funds

4.1 Purpose:

Funds must be used exclusively for business-related expenses, including offering costs, filing fees, and professional fees.

5. Miscellaneous

5.1 Entire Agreement:

This Agreement represents the entire understanding between the parties and supersedes any prior agreements.

5.2 Governing Law:

This Agreement is governed by the laws of the State of Wyoming.